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Exhibit 10.1

REVISED
June 30, 2008

Peter Swinburn
222 Cook Street
Denver, CO 80206

Dear Peter:

This letter confirms Molson Coors Brewing Company's offer for you as the President and Chief Executive Officer of Molson Coors Brewing Company.

Effective Date

        The effective date of your appointment is July 1, 2008 as the MillerCoors closing is scheduled to occur the day before.

Base Salary

        Your adjusted base salary will be $875,000 per annum, payable monthly in arrears.

Short-term Incentive Opportunity

        You will continue to be eligible for an annual bonus under the Molson Coors Incentive Plan (MCIP). Effective July 1, 2008, your target opportunity is 100% of base salary. MCIP is awarded each March for the prior year's performance. Your MCIP opportunity is earned 100% on Molson Coors Brewing Company's performance.

Long-term Incentive Opportunity

        You will continue to be eligible for long -term incentive awards targeting an annual compensation value of $2.5 million. Presently, long-term incentive opportunity includes three vehicles—Performance Share Unit (PSUs) (20%), Stock Only Stock Appreciation Rights (SoSars) (40%) and Restricted Share Units (RSUs) (40%).

        Executive compensation is reviewed annually and adjustments can be made to targets and ranges for base pay, short-term incentive or long term incentive components of the total compensation package. Additionally, the type of long-term vehicles used by Molson Coors to fulfill the annual target compensation of the LTI component of pay are reviewed annually in consideration of compensation objectives and financial impact to the Company. Should any changes be recommended and approved by the Compensation and Human Resources Committee and/or the MCBC Board of Directors for either change in target compensation grant levels, ranges or in LTI vehicles, those changes would apply to you.

Total Compensation Opportunity

        Total direct compensation includes base, short-term and long-term incentives. At target, short-term and long-term incentive opportunity, your annual total compensation opportunity will be $4,250,000.

Promotional Assignment Grant

        You will be granted 10,000 RSUs and 20,000 SoSars as acknowledgement of this appointment. This grant will be made in July 2008.

Other Compensation and Benefits

        All other compensation and benefits awarded in conjunction with your prior appointment as President and Chief Executive Officer of Coors Brewing Company (including participation in the Company's Health and Welfare Benefits, relocation assistance, allowances and reimbursements, monthly vehicle allowances and any remaining unused US home to UK home first class, roundtrips for you and your spouse) remain in force.

Termination

        In the event of termination due to death or disability, you or your estate will be entitled to the balance of your annual salary and a full year's short term incentive for the year in which the death or disability occurs. Your long-term incentive awards will be subject to the terms of termination for each grant.

        In the event you elect either early or full retirement from Coors Brewing Company, your annual salary will cease as of the date of retirement and you will be eligible for a prorated MCIP award payable at the same time as awards for other employees. The prorated MCIP will be based on your actual base salary earned over the period of your employment in the year of retirement. You will be eligible for continuation of health and welfare benefits under the normal plan provisions.

        In the event of your involuntary termination by the Company, other than for just cause, you will be eligible for a severance payment, in the form of a continuation of your base salary equal to 24 months (the "Severance Period"). You will not be entitled to any compensation on account of lost annual bonus (MCIP) payments for the Severance Period, but shall be eligible for MCIP bonus payments prorated for any part of service up to the date of commencement of the severance period. In addition, all your existing insured benefits (excluding short and long-term disability) and perquisites will be continued during the Severance Period or until you find new employment or self-employment which ever occurs first. You will continue to accrue pension service during the Severance period or until you find new employment or self-employment which ever occurs first.

        Peter, I and the Molson Coors Board of Directors are very pleased with your appointment as President and CEO of Molson Coors Brewing Company. We're confident that you will effectively lead the company to its' next level of performance. Please confirm your agreement with the compensation and employment provisions as outlined in this letter by your signature below, forwarding a signed copy to me or to Ralph Hargrow, our Global Chief People Officer at your earliest convenience.

Regards,
/s/ PETE COORS (RH) Pete Coors Vice Chairman Molson Coors Brewing Company

I confirm that the above arrangements are in accordance with my understanding and are entirely acceptable to me. I agree to keep the terms of this employment agreement confidential.

Signature	/s/ PETER SWINBURN Peter Swinburn	Date	7-3-08

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  Exhibit 10.1